Exhibit 99.1

Sparton Corporation

Fiscal 2013 Second Quarter Financial Results

February 6, 2012

Conference Call Script

{Slide 1 – Cover Page}

MIKE OSBORNE (Sr. VP – Corporate Development) SPEAKS

Thank you operator. Good morning and thank you for participating in Sparton’s fiscal 2013 second quarter financial results conference call.

{Slide 2 – Safe Harbor Statement}

Before we begin the discussion, I will take a few minutes to read the forward-looking statement. Certain statements in this conference call constitute forward-looking statements within the meaning of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. When used in this conference call, words such as “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar words or expressions as they relate to the Company or its management constitute forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are based on currently available financial, economic and competitive data and our current business plans. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, prices and other factors. Important factors that could cause actual results to differ materially from those forward-looking statements include those contained under the heading of risk factors and in the management’s discussion and analysis contained from time-to-time in the Company’s filings with the Securities and Exchange Commission.

The reconciliation and adjusted EBITDA presented here represents earnings before interest, taxes, depreciation and amortization as adjusted for restructuring/impairment charges, gross profit effect of capitalized profit in inventory from acquisition and gain on sale of investment. The Company believes Adjusted EBITDA is commonly used by financial analysts and others in the industries in which the Company operates and, thus, provides useful information to investors. The Company does not intend, nor should the reader consider, Adjusted EBITDA an alternative to net income, net cash provided by operating activities or any other items calculated in accordance with GAAP. The Company’s definition of Adjusted EBITDA may not be comparable with Adjusted EBITDA as defined by other companies. Accordingly, the measurement has limitations depending on its use.

Related to Onyx, adjusted gross profit and adjusted operating income exclude the gross profit effect of capitalized profit in inventory from acquisition and unusual write-downs of inventory and accounts receivable related to an Onyx customer (“Augustine”) which was excluded from the acquisition. Adjusted EBITDA related to Onyx represents operating income before depreciation and amortization as adjusted for the gross profit effect of capitalized profit in inventory from acquisition and unusual write-downs of inventory and accounts receivable related to an Onyx customer (“Augustine”) which was excluded from the acquisition.

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{Slide 3 – Today’s Agenda}

Today, Cary Wood, our President and CEO, and Mark Schlei, our CFO, will report our fiscal year 2013 second quarter and year-to-date financial results, provide an update on the status of our liquidity and capital resources, and provide a brief update on the remainder of fiscal 2013. At the end of the narrative, we will allow our investors and other interested parties to ask questions related to the Company’s financial performance and operations. In fairness to all participants, we will ask that one question be asked at a time with the call ending at approximately 12:00pm ET.

I would now like to turn the call over to Cary.

CARY WOOD (President & CEO) SPEAKS

Thanks Mike. Good morning and welcome to our fiscal 2013 second quarter call.

{Slide 4 – 2nd Quarter Highlights}

Today, we will begin by reviewing our second quarter performance highlights:

•	We were awarded 13 new business programs during the second quarter of fiscal 2013 with estimated 2nd half revenue of $2.7 million.

•	Quarter end sales backlog increased to approximately $211.5 million, including approximately $30.5 million from the Company’s newly acquired business, representing a

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35% increase over the previous quarter and a 67% increase over a year ago. Excluding the newly acquired business, backlog was approximately $181.0 million representing a 16% increase.

•

We completed the acquisition of Onyx and, in conjunction, entered into a new five year banking agreement with BMO Harris Bank providing $65 million of committed credit facilities. The new facility also includes a $35 million accordion feature which could raise the total facility to $100 million.

•	Finally, we recognized a $2.1 million income tax benefit from claiming a worthless stock and bad debt deduction with respect to investments and advances to our 100% owned Canadian subsidiary.

{Slide 5 –Consolidated Financial Results}

I would now like to review our first half consolidated performance.

Fiscal 2013 first half adjusted operating income was $5.4 million and adjusted net income was $3.7 million or $0.36 per share diluted, versus adjusted operating income of $5.2 million and adjusted net income of $3.3 million or $0.32 per share diluted, for the first half of fiscal 2012.

Our consolidated revenue, with the acquisition included, was $115.0 million, increasing 7.3% or $7.8 million from the same period in the prior year. Without the addition of Onyx, revenue was $108.9 million, up $1.7 million or 1.6% from the prior year. The second quarter fiscal 2013 includes approximately $3.5 million of revenue from the U.S. Navy sonobuoy lots that failed under suboptimal environmental conditions outside of the product’s design specifications at the Navy test range in the final weeks of September 2012.

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Our adjusted gross profit in the first half of fiscal 2013 was $19.2 million or 16.7% compared to $17.1 million or 15.9% in the first half of fiscal 2012. Without the impact of Onyx, gross profit would have been $18.3 million or 16.8%. The majority of the $1.2 million increase being attributable to favorable mix in Medical as well as increased volume in the Medical and DSS segments.

Selling and administrative expenses increased to $12.8 million in the fiscal 2013 first half as compared to $10.9 million in the prior year first half. The increase relates to the addition of Onyx’s SG&A, the costs associated with the Onyx acquisition as well as acquisition related expenses for other non-Onyx opportunities, and costs related to the Company’s overall transformation of the finance organization.

{Slide 6 – Adjusted EBITDA}

The adjusted EBITDA for the first half of fiscal 2013 is $7.1 million, or 6.1% of revenue as compared to $6.3 million, or 5.9% of revenue in the prior year. The increase reflects Onyx EBITDA of $0.5 million, favorable mix in Medical and increased volume in Medical and DSS.

I would now like to turn over the next portion of today’s call to Mark so that he can update you on our individual segment results and our liquidity and capital resources.

MARK SCHLEI (CFO) SPEAKS

Thanks Cary.

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{Slide 7 – Medical Sales Results}

Medical sales in the three months ended December 31, 2012 include $6.1 million of additional sales from the acquisition of Onyx. Excluding Onyx sales, legacy Medical sales increased approximately $0.7 million, or 2.4%, in the three months ended December 31, 2012 as compared with the prior year quarter. Reflected within the increase is $5.9 million of increased sales to this business unit’s largest customer due to expanded demand for its programs and additional refurbishment service revenue which began in the second half of fiscal 2012. Additionally reflected is $0.9 million of increased sales to another customer to meet increased demand for its product in both the U.S. and Japan. Partially offsetting these increases were decreased sales to three customers totaling $5.4 million. Decreased sales relate to one customer that dual sourced certain of its programs with the Company during fiscal 2012 and two other customers that disengaged during fiscal 2012. Several other customers in the aggregate accounted for the remaining sales variance. Including Onyx, Medical backlog was approximately $67.4 million at December 31, 2012 with a majority of it expected to be realized in the next 12 months. Onyx’s backlog was approximately $30.5 million. Excluding Onyx, legacy Medical backlog was approximately $36.9 million, a decrease of 10% from the first quarter of this year. As highlighted in recent news releases, the Medical industry appears to be in flux due to a number of macro-economic concerns and, as a result, we are seeing slight softening in our Medical segment in the third quarter.

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{Slide 8 – Medical Gross Profit Results}

Gross profit varies from period to period and can be affected by a number of factors, including product mix, production efficiencies, capacity utilization, and costs associated with new program introduction. The gross profit percentage on Medical sales remained relatively consistent at 14.1% for the three months ended December 31, 2012 compared to 13.9% for the three months ended December 31, 2011.

{Slide 9 – Onyx Operating Results}

For the six weeks post-acquisition, Onyx had sales of $6.1 million with adjusted gross profit of $0.9 million, or 14.2% of sales, and adjusted EBITDA of $0.5 million, or 7.5% of sales. A few small non-recurring expenses totaling $0.2 million adversely impacted the six-week Onyx performance. Without these non-recurring expenses, adjusted gross profit and EBITDA as a percent of sales would have been comparable to prior year results. Based on our brief ownership of Onyx, we believe the business plan model on which the acquisition was made is still relevant and that the Onyx acquisition will deliver returns in excess of our minimum IRR hurdle rate of 20% based on a five-year discounted cash flow.

{Slide 10 – Complex Systems Operating Results}

Excluding an increase in intercompany sales of $0.6 million, Complex Systems sales to external customers for the three months ended December 31, 2012 increased $0.9 million, or 10%, as compared with the same quarter last year, due primarily to increased sales to two customers, partially offset by lower sales to three customers, reflecting relative demand for each of these customers’ products. Intercompany sales result primarily from the production of components that are then utilized in DSS product sales and are eliminated in consolidation. The backlog was approximately $35.1 million at December 31, 2012, a decrease of 6% from the first quarter of this year, and is expected to be realized within the next 12 months.

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The gross profit percentage on Complex Systems sales remained relatively consistent at 10.2% for the three months ended December 31, 2012 compared to 10.4% for the three months ended December 31, 2011.

{Slide 11 – DSS Operating Results}

DSS sales increased approximately $2.9 million, or 16%, in the three months ended December 31, 2012 as compared with the same quarter last year, reflecting increased sonobuoy sales to foreign governments, partially offset by decreased U.S. Navy sonobuoy production and engineering sales in the current year quarter. Total sales to the U.S. Navy in the three months ended December 31, 2012 and 2011 were approximately $11.6 million and $13.1 million, or 18% and 24%, respectively, of consolidated Company net sales for those periods. Sonobuoy sales to foreign governments were $9.6 million and $5.2 million for the three months ended December 31, 2012 and 2011, respectively. DSS backlog was approximately $109.0 million at December 31, 2012 with the majority of the backlog expected to be realized within the next 12 to 16 months. DSS backlog increased $31.1 million, or 40%, from the first quarter of this year. This increase reflects timing of new orders for domestic and foreign orders.

The gross profit percentage on DSS sales increased to 26.3% for the three months ended December 31, 2012 compared to 19.2% for the three months ended December 31, 2011. Gross profit percentage was favorably affected in the current year quarter by a significant increase in foreign sonobuoy sales and favorable product mix on U.S. Navy sales as compared to the prior year quarter.

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{Slide 12 – Liquidity & Capital Resources}

I would now like to review our current debt and liquidity positions as of the end of the quarter. On November 15, 2012, the Company replaced its previous revolving line-of-credit facility with a new $65 million credit facility with BMO Harris Bank N.A., consisting of a $35 million revolving line-of-credit facility to support the Company’s working capital needs and other general corporate purposes, and a $30 million acquisition loan commitment to finance permitted acquisitions, including the acquisition of Onyx. The Credit Facility expires on November 15, 2017, and is secured by substantially all assets of the Company and provides for up to an additional $35 million in uncommitted loans available for additional Revolving Credit loans or Acquisition loans. As a condition of the Credit Facility, the Company is subject to certain customary covenants, which it was in compliance with at December 31, 2012. The Company has $14.0 million of borrowings drawn against the Credit Facility and approximately $1.6 million of industrial revenue bonds outstanding at December 31, 2012. The Company’s debt-to-equity ratio was 0.18 to 1 at December 31, 2012.

Summarizing our cash flows, operating activities used $8.9 million and provided $7.7 million of net cash flows for the six months ended December 31, 2012 and 2011, respectively. Excluding changes in working capital, operating activities provided $8.3 million in the first half of fiscal 2013, reflecting the Company’s relative operating performance during the period. Working capital used $17.2 million of net cash flows in the first six months, primarily reflecting increased accounts receivable, inventory and other assets, reduced accounts payable and accrued expenses and funding of production related to U.S. Navy contracts during the year in excess of performance-based payments received.

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Cash flows used in investing activities for the six months ending December 31, 2012 totaled $45.4 million and primarily reflects the $43.25 million acquisition of Onyx. The acquisition, which is subject to certain post-closing adjustments, was funded through the use of Company cash and borrowings under the Company’s new credit facility. The Company has recognized an additional $2.19 million as additional accrued consideration on its balance sheet, which is expected to be finalized with the seller through the Unit Purchase Agreement process during the Company’s fiscal 2013 third quarter. Finally, cash flows from financing activities for the six months ended December 31, 2012 provided $13.4 million and primarily reflects the borrowing of $14 million under our new credit facility to partially fund the Onyx acquisition.

I would now like to turn the presentation back over to Cary.

CARY WOOD (President & CEO) SPEAKS

Thanks Mark.

{Slide 13 – Fiscal 2013 Outlook}

I would like to close the presentation by providing a brief outlook on what to expect for the remainder of fiscal 2013.

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We are pleased that the second quarter rebounded as we indicated it would in last quarter’s conference call. We continue to be optimistic with the second half of the year and expect year-over-year increases in both revenue and profitability within the previously communicated organic growth revenue and gross margin bands. However, as highlighted in recent industry news, the Medical and Defense sectors appear to be in flux entering into the new calendar year due to a number of macro-economic concerns, such as the implementation of the Medical Device Excise Tax and the uncertainty surrounding the federal Department of Defense budget and the potential for sequestration. As a result, we are seeing slight softening in both our Medical and Defense segments in the third quarter as our customers work through these issues. Based on customer conversations, we anticipate that this will be a short term issue and expect orders will return to normal levels by the fourth quarter. We will continue to monitor both industries and, if required, will adjust our business plan accordingly.

Finally, we are excited about the addition of Onyx to the Sparton family. We are currently working through our 100-day integration plan and believe that the addition of Onyx and its team provides Sparton immediate access to the Minneapolis corridor while providing and enhancing Onyx’s current customers with added capabilities for current and future programs. I look forward to reporting on its successful integration and the progress with all of our other growth initiatives in the future.

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As in the past, we will be presenting at various investor and trade show conferences, meeting with our existing investors, and calling on potential new investors throughout the year. In the near term, some of the events that will be occurring in the upcoming months are a presentation and investor meetings at:

•	Roth Investor Conference in Laguna Niguel, CA from March 18th – 20th,

•	Investor meetings in New York and Boston from March 13th – 14th, and

•	Investor meetings in Minneapolis on April 25th.

Thank you for your continued support.

{Slide 14 – Q&A}

MIKE OSBORNE SPEAKS

Thank you, Cary and Mark. We will now open it up for questions. Operator, the first question please.

After questions: I would like to thank all the participants in today’s call. We apologize that we could not get to everybody’s questions. Again, today’s call, including the question and answer period, has been recorded and will be posted to our website under “Investor Relations” later today. Thank you.

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